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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): October 25, 2002


                                  FANSTEEL INC.

             (Exact Name of Registrant as Specified in its Charter)

          Delaware                   1-8676                      36-1058780
          --------                   ------                      ----------
(State or other jurisdiction  (Commission File Number)        (I.R.S. Employer
     of incorporation )                                      Identification No.)

Number One Tantalum Place, North Chicago, Illinois             60064
--------------------------------------------------             -----
     (Address of principal executive offices)                (Zip Code)



       Registrant's telephone number, including area code: (847) 689-4900


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Item 2.  Acquisition or Disposition of Assets

Sale of Subsidiary

     As previously reported, on January 15, 2002, Fansteel Inc. ("Fansteel") and its U.S. subsidiaries (collectively, together with the Fansteel, the "Debtors") filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code (the "Code"). These cases are being administered in the United States District Court for the District of Delaware (the "Court"), under Case Number 02-10109, with the Honorable Judge Joseph J. Farnan, Jr. presiding over the cases.

     Fansteel has entered into a Stock Purchase Agreement, dated as of October 25, 2002, pursuant to which Hancock Park Associates or one of its affiliates (the "Proposed Purchaser") may purchase all of the issued and outstanding shares (the "Shares") of the capital stock of Fansteel Schulz Products, Inc., a wholly-owned subsidiary of Fansteel (the "Company"). The Stock Purchase Agreement is attached hereto as Exhibit 99.1 and incorporated by reference into this item.

     The purchase price for the Shares is approximately $2.35 million ($2,350,000) in cash, subject to certain adjustments based on the level of working capital on the closing date and higher or better offers obtained in the auction. Closing of the sale is subject to the conditions precedent contained in the Stock Purchase Agreement, including the entry of a final non-appealable order of the Court approving the sale. Pursuant to Section 363(b) of the Code, the Shares will be transferred to the ultimate purchaser free and clear of all liens and interests. The terms of the Stock Purchase Agreement mandate that competitive bidding will take place in an auction that could result in a third party acquiring the Shares and, if the Proposed Purchaser is not the successful acquirer, a break-up fee and expense reimbursement payment by Fansteel to the Proposed Purchaser.

     The Debtors and their lender under their debtor-in-possession ("DIP") loan agreement, Congress Financial Corporation ("Congress"), and the creditors' committee have agreed that the sale proceeds, including a good faith deposit of $235,000 be deposited into a restricted deposit account. So long as the Debtors are not in default under their DIP loan agreement, it is expected that the sale proceeds shall be applied to pay (i) court-approved professional fees, (ii) certain critical vendor payments, (iii) allowed administrative expenses, and (iv) for all costs and expenses incurred in connection with the sale of the Shares.

     Fansteel and its remaining U.S. subsidiaries will continue to manage their businesses and properties as debtors and debtors-in-possession pursuant to Sections 1107 and 1108 of the Code and subject to the supervision of the Court.



Item 7.  Exhibits.

Exhibit No.              Description

99.1 Stock Purchase Agreement, dated as of October 25, 2002, among the Fansteel, the Company and Hancock Park Associates.



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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                        FANSTEEL INC.

                        By:  /s/ GARY L. TESSITORE
                               ----------------------------------------
                        Name: Gary L. Tessitore
                        Title:   Chairman, President and Chief Executive Officer

                        By:  /s/ R. MICHAEL MCENTEE
                               ----------------------------------------
                        Name: R. Michael McEntee
                        Title:   Vice President and Chief Financial Officer


Dated: October 31, 2002

                                                                    Exhibit 99.1




                            STOCK PURCHASE AGREEMENT

                                  by and among

                                 FANSTEEL, INC.

                                 as the Seller,

                         FANSTEEL SCHULZ PRODUCTS, INC.

                                 as the Company

                                       and

                            HANCOCK PARK ASSOCIATES,
                                or its affiliate

                                as the Purchaser









                          Dated as of October 25, 2002



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                                TABLE OF CONTENTS

Article I DEFINITIONS........................................................  1

Article II TRANSFER OF SHARES................................................  2

     Section 2.01     Transfer of Shares.....................................  2

     Section 2.02     Purchase Price.........................................  2

     Section 2.03     Purchase Price Adjustment..............................  2

     Section 2.04     Application of Good Faith Deposit......................  3

Article III THE CLOSING......................................................  3

     Section 3.01      Closing...............................................  3

     Section 3.02      Deliveries at Closing.................................  4

Article IV REPRESENTATIONS AND WARRANTIES OF SELLER..........................  4

     Section 4.01      Organization..........................................  4

     Section 4.02      Capital Stock.........................................  5

     Section 4.03      Authority Relative to this Agreement..................  5

     Section 4.04      Transaction in Capital Stock..........................  5

     Section 4.05      Consents and Approvals................................  5

     Section 4.06      Title to Shares.......................................  5

     Section 4.07      Assets................................................  6

     Section 4.08      Brokers...............................................  6

     Section 4.09      Contracts.............................................  6

     Section 4.10      Leases................................................  6

     Section 4.11      Labor and Employment..................................  6

     Section 4.12      Employee Benefits.....................................  6

     Section 4.13      Accounts Receivable...................................  7

     Section 4.14      Financial Statements..................................  8

     Section 4.15      Inventory.............................................  8

     Section 4.16      Legal Compliance......................................  8

     Section 4.17      Environmental Matters.................................  8

     Section 4.18      Tax Matters...........................................  9

Article V REPRESENTATIONS AND WARRANTIES OF PROPOSED PURCHASER............... 11

     Section 5.01      Organization.......................................... 11

     Section 5.02      Authority Relative to this Agreement.................. 11

     Section 5.03      Consents and Approvals................................ 11

     Section 5.04      No Violations......................................... 11

     Section 5.05      Brokers............................................... 12

     Section 5.06      Financing............................................. 12

     Section 5.07      Access; No Knowledge of Violations.................... 12

Article VI COVENANTS......................................................... 12

     Section 6.01      Action by the Seller Pending the Closing.............. 12

     Section 6.02      Section 363 Order..................................... 13

     Section 6.03      Access and Information................................ 14

     Section 6.04      Additional Matters.................................... 14

     Section 6.05      Further Assurances.................................... 14

     Section 6.06      Employees............................................. 15

Article VII CONDITIONS PRECEDENT............................................. 15

     Section 7.01      Mutual Conditions Precedent........................... 15

     Section 7.02      Conditions Precedent to Obligation of the Seller...... 15

     Section 7.03      Conditions Precedent to Obligation of the Proposed
                       Purchaser............................................. 16

Article VIII OTHER OFFERS.................................................... 17

     Section 8.01      Submission for Court Approval......................... 17

     Section 8.02      Competitive Bidding................................... 17

     Section 8.03      Break-Up Fee and Expense Reimbursement................ 17

Article IX TERMINATION....................................................... 17

     Section 9.01      Termination........................................... 17

     Section 9.02      Effect of Termination and Abandonment................. 18

Article X GENERAL PROVISIONS................................................. 18

     Section 10.01     No Survival of Representations and Warranties......... 18

     Section 10.02     Taxes................................................. 18

     Section 10.03     Costs and Expenses.................................... 18

     Section 10.04     Post-Closing Obligations.............................. 19

     Section 10.05     Notices............................................... 19

     Section 10.06     Publicity............................................. 20

     Section 10.07     Descriptive Headings.................................. 20

     Section 10.08     Entire Agreement; Assignment.......................... 20

     Section 10.09     Governing Law......................................... 20

     Section 10.10     Amendment............................................. 21

     Section 10.11     Waiver................................................ 21

     Section 10.12     Counterparts; Effectiveness........................... 21

     Section 10.13     Severability; Validity; Parties in Interest........... 21



ANNEX I  Index of Defined Terms

EXHIBITS

     A - Bidding Procedures

SCHEDULES

     Schedule 4.05     Consents and Approvals
     Schedule 4.07     Assets
     Schedule 4.09     Contracts
     Schedule 4.10     Leases
     Schedule 4.11     Labor and Employment
     Schedule 4.12     Employee Benefits
     Schedule 4.14     Financial Statements
     Schedule 4.16     Legal Compliance
     Schedule 4.17     Environmental Matters
     Schedule 4.18     Tax Matters



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                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT, dated as of October 25, 2002 (the "Agreement"), is made by and between Fansteel, Inc., a Delaware corporation (the "Seller"), Fansteel Schulz Products, Inc. (the "Company"), and Hancock Park Associates or its affiliate (the "Proposed Purchaser").

     WHEREAS, on January 15, 2002, the Seller and certain of its domestic wholly-owned subsidiaries (the "Debtors"), including the Company each filed a jointly administered voluntary petition for relief under chapter 11 of Title 11 of the United States Code, 11 U.S.C. ss.ss. 101, et seq. (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware under case number 01-10109, which was transferred to the United States District Court for the District Court of Delaware (the "Court") on January 22, 2002 and assigned case number: 02-10109 (the "Bankruptcy Case"), and continue to manage their properties as debtors and debtors-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code;

     WHEREAS, the Company is engaged principally in the business of machining and assembling high precision aerospace components (the "Business");

     WHEREAS, the Proposed Purchaser desires to purchase from the Seller and the Seller desires to sell to the Proposed Purchaser, all of the issued and outstanding shares (the "Shares") of capital stock of the Company in accordance with the provisions set forth herein;

     WHEREAS, the Shares would be sold pursuant to the terms of this Agreement and an order of the Court under Section 363 of the Bankruptcy Code (the "Section 363 Order"); and

     WHEREAS, concurrently with the execution and delivery of this Agreement, the Proposed Purchaser has delivered to the Seller immediately available funds by confirmed wire transfer to the escrow account heretofore designated by the Seller in the amount of $235,000 (the "Good Faith Deposit").

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     The defined terms in this Agreement are referenced in Annex I to sections containing the definitions. All definitions are to be equally applicable to the singular, plural, masculine, feminine and neuter forms of the terms herein defined.


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                                   ARTICLE II

                               TRANSFER OF SHARES

     Section 2.01 Transfer of Shares. Subject to the terms and conditions set forth in this Agreement and on the basis of and in reliance upon the covenants, agreements, representations and warranties set forth herein, at the Closing, the Seller will sell and transfer the Shares to the Proposed Purchaser and the Proposed Purchaser will purchase the Shares from the Seller.

     Section 2.02 Purchase Price. In consideration for the Shares, the Proposed Purchaser shall pay to the Seller an amount equal to $2.35 million (the "Purchase Price").

     Section 2.03 Purchase Price Adjustment.

            (a) Preparation and Delivery of Closing Statement. The Seller shall prepare and deliver to the Proposed Purchaser not later than 30 days after the Closing a statement showing the amount of the Company's accounts receivable (net of normal reserves for bad debts), inventory and accounts payable of the Closing Date (the "Closing Statement").* The items in the Closing Statement shall be computed in accordance with accounting principles as consistently applied by the Company in the preparation of the Financial Statements and shall be certified by the Seller's chief financial officer. The Proposed Purchaser shall cooperate with the Seller and its accountants in the preparation of the Closing Statement.

            (b) Review of Closing Statement. Within 30 days following the Proposed Purchaser's receipt of the Closing Statement, the Proposed Purchaser shall notify the Seller in writing of any objections that it may have to the Closing Statement, stating in reasonable detail the basis for any such objection (an "Objection Notice"); provided that the only bases for objection shall be
(i) non-compliance with the standards set forth in Section 2.03(a) for the preparation of the Closing Statement and (ii) computational errors. If the Proposed Purchaser fails to deliver an Objection Notice to the Seller within such 30-day period, it will be deemed to have concurred with the Closing Statement.

            (c) Dispute Resolution. If the Proposed Purchaser timely delivers an Objection Notice to the Seller in accordance with Section 2.03(b), the Seller and the Proposed Purchaser shall promptly consult with each other in good faith and exercise reasonable efforts to attempt to resolve differences in their respective analyses of the Closing Statement within 20 days (or such longer period as the parties shall mutually agree in writing) after the Proposed Purchaser delivers the Objection Notice. Any matter not specifically referenced in the Objection Notice shall be conclusively deemed to have been agreed upon by the parties. If the parties are unable to resolve their differences within such 20-day period (or longer period as the parties shall mutually agree in writing), the matter shall be promptly referred to Deloitte & Touche (the "Independent Accounting Firm") which shall make its own determination of the matters in dispute within 30 days after the matter is referred to it on the basis of the standards set forth above in Section 2.03(a) and Section 2.03(b). The

--------------------
* Note - This will include pre-petition payables and does not include cash or cash equivalents.


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determination of the Independent Accounting Firm will be final, binding and conclusive on the parties.

            (d) Fees and Expenses. Each party shall bear its own fees and expenses incurred in performing services pursuant to this Section. If the Independent Accounting Firm is used to resolve differences between the Seller and the Proposed Purchaser in accordance with Section 2.03, the Seller and the Proposed Purchaser will each bear 50% of all fees and expenses, including any retainers, of the Independent Accounting Firm.

            (e) Payment of Adjustment. Subject to the terms and conditions of this Agreement, the following adjustments and payments shall be made:

                (i) If the sum of accounts receivable and inventory minus the accounts payable and accrued liabilities (the "Closing Working Capital") set forth on the Closing Statement, or as determined by the Independent Accounting Firm, is less than $1,400,000, the difference shall be paid by the Seller to the Proposed Purchaser.

               (ii) If the Closing Working Capital as set forth on the Closing Statement, or as determined by the Independent Accounting Firm, is more than $1,550,000, the excess shall be paid by the Proposed Purchaser to the Seller.

              (iii) Any amount owed pursuant to clauses (i) and (ii) above shall be paid to the applicable party within five Business Days after its final determination by the parties or the Independent Accounting Firm (or if no Objection Notice is delivered, within 30 days following the Proposed Purchaser's receipt of the Closing Statement) together with interest on said amount at the prime rate as published by The Wall Street Journal on the Closing Date, from and including the date of Closing Date, but excluding, the date of the payment.

     Section 2.04 Application of Good Faith Deposit. The Good Faith Deposit shall be governed by an escrow agreement, of even date herewith, between the Seller and the Proposed Purchaser (the "Escrow Agreement"), which provides, among other things, that the Good Faith Deposit shall be applied toward the Purchase Price at Closing. Unless otherwise agreed by the Proposed Purchaser and the Seller and approved by the Court, the Good Faith Deposit shall be returned to the Proposed Purchaser only in accordance with Section 9.02 hereof. In the absence of such agreement and approval, if the agreement is otherwise terminated, the Good Faith Deposit shall become the property of the Seller.

                                  ARTICLE III

                                  THE CLOSING

     Section 3.01 Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, NY, at 10:00 a.m. on the first Business Day (defined below) after the fulfillment of the conditions described in Article VII, or such other time, date and place as shall be agreed upon by the parties (the date of the Closing being herein referred to as the "Closing Date"). "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or obligated by law or executive order to close.


                                       3
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     Section 3.02 Deliveries at Closing.

            (a) At the Closing, the Seller shall deliver to the Proposed
Purchaser:

                (i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer; and

               (ii) a certificate executed by the Seller representing and warranting to the Proposed Purchaser that each of the Seller's representations and warranties in this Agreement are true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except that any such representations and warranties that are given as of a particular date and relate solely to a particular date or period shall be true and correct in all material respects as of such date or period.

            (b) At the Closing, the Proposed Purchaser shall deliver to the Seller

                (i) the Purchase Price (less the Good Faith Deposit) by wire transfer of immediately available funds to an account or accounts designated by the Seller; and

               (ii) a certificate executed by the Proposed Purchaser representing and warranting to the Seller that each of the Proposed Purchaser's representations and warranties in this Agreement are true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except that any such representations and warranties that are given as of a particular date and relate solely to a particular date or period shall be true and correct in all material respects as of such date or period.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Except as otherwise set forth in this Article IV, neither the Seller nor the Company makes any representation or warranty as to the Company or the Business. Without limiting the generality of the foregoing, the Seller does not make any representation or warranty to the Proposed Purchaser with respect to any projections, estimates or budgets heretofore delivered to or made available to the Proposed Purchaser of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Business. The Seller, with respect to the following representations and warranties relating to it, and the Company, with respect to the following representations and warranties relating to it, represent and warrant to the Proposed Purchaser as follows:

     Section 4.01 Organization. The Seller is a corporation validly existing and in good standing under the laws of the jurisdiction of its incorporation and, subject to the Court's approval, has the corporate power and authority to


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execute and deliver this Agreement and to perform its obligations hereunder. The
Company is a corporation validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority and all necessary governmental approvals to own, lease, and operate its properties and to carry on the Business as it is now being conducted or presently proposed to be conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the operations of its business are conducted, except where the failure to be so qualified would not, in the aggregate, have a material adverse effect on the operations and financial condition of the Business of the Company taken as a whole (a "Material Adverse Effect").

     Section 4.02 Capital Stock. The authorized capital stock of the Company consists of 1,000 shares of common stock, par value $.01 per share, of which 100 shares are issued and outstanding. All of the issued and outstanding shares of the Company have been duly authorized and validly issued, are fully paid and nonassessable, are owned of record and beneficially by the Seller free and clear of all liens and adverse claims of any kind, other than the lien of Congress Financial Corporation, and were offered, issued, sold and delivered by the Company in compliance with all applicable state and federal laws concerning the offering, sale or issuance of securities. None of such shares were issued in violation of the preemptive rights of any past or present stockholder, whether contractual or statutory.

     Section 4.03 Authority Relative to this Agreement. Subject to the entry and effectiveness of the Section 363 Order, (i) this Agreement has been duly and validly authorized, executed and delivered by the Seller and (ii) (assuming this Agreement constitutes a valid and binding obligation of the Proposed Purchaser) constitutes a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles.

     Section 4.04 Transaction in Capital Stock. No option, warrant, call, conversion right or commitment of any kind exists which obligates the Company to issue any of its authorized but unissued capital stock. The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. No shares of capital stock of the Company were issued pursuant to or upon the exercise of any awards, grants, or bonuses, whether of stock or of options or other rights.

     Section 4.05 Consents and Approvals. Except as set forth on Schedule 4.05, no consent, approval, or authorization of, or declaration, filing, or registration with, any United States federal or state governmental or regulatory authority is required to be made or obtained by the Seller or the Company in connection with the execution, delivery, and performance by the Seller of its obligations under this Agreement, except (a) for consents, approvals, or authorizations of, or declarations or filings with, the Court and (b) for consents, approvals, authorizations, declarations, filings, or registrations, which, if not obtained, would, in the aggregate, not have a Material Adverse Effect.

     Section 4.06 Title to Shares. Upon entry and effectiveness of, and in accordance with the terms of, the Section 363 Order and the Bankruptcy Code, the

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Seller (i) shall have the power and right to sell, assign, transfer and deliver the Shares to the Proposed Purchaser and (ii) on the Closing Date shall sell, assign, transfer and deliver the Shares free and clear of all liens, claims, encumbrances and security interests.

     Section 4.07 Assets (a) Schedule 4.07 of this Agreement contains a true, correct and complete list (including, without limitation, legal descriptions) of all real property owned by the Company (together with all buildings, improvements and structures thereon and all easements, rights of way, and appurtenances relating thereto, the "Owned Real Property") and all items of personal property with a value in excess of $100,000 the "Personal Property ").

     Section 4.08 Brokers. No person, other than Lincoln Partners L.L.C., is entitled to any brokerage, financial advisory, finder's or similar fee or commission payable by the Seller in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

     Section 4.09 Contracts. Schedules 4.09 and 4.19 of this Agreement contain a complete and accurate list of all agreements, contracts, commitments, arrangements and understandings, written or oral, including all amendments and supplements thereto, of the Company (the "Contracts"), to which the Company is a party or is bound, or by which any of its assets are bound. True and complete copies of the Contracts (or written summaries of the terms of any such oral Contract) have been heretofore made available to the Proposed Purchaser.

     Section 4.10 Leases. Schedule 4.10 of this Agreement contains a complete and accurate list of all unexpired leases to which the Company is a party ("Leases"). True and complete copies of each Lease have been heretofore made available to the Proposed Purchaser.

     Section 4.11 Labor and Employment. (a) Except as set forth on Schedule 4.11, (i) the Company is not a party to or subject to any collective bargaining or other agreement with a labor union or similar organization, covering or applicable to any employees of the Business and (ii) there is no employment or consulting agreement that pertains to the Business.

            (b) Except as described on Schedule 4.11, there are no proceedings pending or, to the Seller's best knowledge, threatened, before the National Labor Relations Board.

            (c) The Business has not experienced a work stoppage or other material labor disturbance within the past three years. The Company has not incurred any liability under the Worker Adjustment and Retraining Notification Act or similar state law.

     Section 4.12 Employee Benefits. (a) Schedule 4.12 identifies each pension plan ("Pension Plan"), as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any welfare plan ("Welfare Plan") as defined in Section 3(1) of ERISA maintained or contributed to by the Company (collectively, "Company Plans").

            (b) Except as set forth on Schedule 4.12, no Company Plan or a pension plan maintained or contributed to by an organization which is a member of a controlled group of organizations within the meanings of Sections 414(b),
(c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code") (and "ERISA Affiliate") is subject to Title IV of ERISA. The Seller's purposes for engaging in the transactions contemplated hereby is not for the evasion of liability under Title IV of ERISA.

            (c) There are no written or filed claims or grievances outstanding against the Company under any Company Plan other than in the normal course of business.

            (d) With respect to each Company Plan, (i) such Company Plan has been maintained in material compliance with ERISA, the Code, the terms of such Company Plan and other applicable laws, (ii) a favorable determination letter has been obtained from the Internal Revenue Service, and a copy thereof delivered to the Proposed Purchaser, for each Pension Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA and that is intended to be qualified within the meaning of Section 401(a) of the Code, and since such determination letter, to the Seller's knowledge, no event has occurred that would disqualify such Pension Plan; and (iii) there has been no "prohibited transaction" within the meaning of Section 4975(c) of the Code or
Section 406 of ERISA involving the assets of any Company Plan. Except as set forth on Schedule 4.12 hereto, neither the Company nor any ERISA Affiliate is or was required to contribute during any period within the preceding six years to any "multiemployer plan" (as defined in Section 3(37) of ERISA).

            (e) The Seller has previously delivered to the Proposed Purchaser with respect to each Company Plan, true and correct copies of the following, to the extent applicable (i) each Company Plan and any trust agreements related thereto; (ii) the most recent annual report (Form 5500 Series); and (iii) the most recent summary plan description, as described in Section 102(a)(1) of ERISA.

            (f) Except as required by Section 4980B of the Code or as set forth in Schedule 4.12, no Company Plan or other arrangement provides medical or death benefits (whether or not insured) with respect to current or former employees of the Company beyond their retirement or other termination of employment. Any continuation coverage provided under any welfare benefit plans complies with
Section 4980B of the Code and is at the expense of the participant or beneficiary.

            (g) Except as set forth in Schedule 4.12, no Company Plan or agreement, program, policy or other arrangement by or to which the Company is a party, is bound or is otherwise liable, by its terms or in effect would reasonably be expected to require any payment or transfer of money, property or other consideration on account of or in connection with the sale, lease, exchange or transfer of either any shares of stock or any of the assets of the Company (whether or not any such payment would constitute a "parachute or "excess parachute payment" within the meaning of Section 280G of the Code).

     Section 4.13 Accounts Receivable. All accounts receivable reflected on the balance sheet of the Business as of June 30, 2002 and all accounts receivable arising subsequent to the date of such balance sheet, have, in all material respects, arisen in the ordinary course of business, and, to the Seller's knowledge, represent valid obligations to the Company, without any written notice of any material claim of offset against the Company having been given to the Company.

     Section 4.14 Financial Statements. Attached hereto as Schedule 4.14 are the following documents (collectively, the "Financial Statements"): (i) the unaudited balance sheet and statements of income and cash flow for the fiscal year ended December 31, 2001 and (ii) the unaudited balance sheet and statement of income and cash flow for the month ended June 30, 2002. The Financial Statements, including the related notes thereto, (a) are derived from the books and records of the Company, in all material respects, (b) have been prepared in accordance with accounting principles consistently applied throughout the periods covered thereby and (c) fairly present in all material respects the results of operations of the Business for the periods covered thereby, subject, in the case of interim Financial Statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse).

     Section 4.15 Inventory. The inventory of the Business consists, in all material respects, of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Financial Statements as of the Closing Date.

     Section 4.16 Legal Compliance. (a) Except as set forth on Schedule 4.16, the Company is not in violation of any provision of its organizational documents or any other instrument, permits, licenses, approvals and authorizations by or of governmental authorities or third parties (collectively "Permits"), decree or order to which it is a party or by which it or any of its assets are bound, except as could not reasonably be expected to have a Material Adverse Effect.

            (b) To the knowledge of the Seller, except as set forth in Schedule 4.16, the Company is currently operating the Business in conformity with all applicable laws, ordinances, regulations and directives, except as could not reasonably be expected to have a Material Adverse Effect.

            (c) The Company has in force all Permits necessary to conduct the Business as presently conducted and own its assets, except as could not reasonably be expected to have a Material Adverse Effect. The Company is not, nor has it received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any Permit, except as could not reasonably be expected to have a Material Adverse Effect.

     Section 4.17 Environmental Matters. Except as set forth on Schedule 4.16 and Schedule 4.17 attached hereto: (i) to the Seller's knowledge, the operations of the Business are in compliance with all Environmental Laws, other than Environmental Laws the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; (ii) to the Seller's knowledge, there has been no Release at any of the Owned Real Property or the real property which is the subject of the Leases, or at any disposal or treatment facility which received Hazardous Materials generated by the Company or any predecessor in interest which could reasonably be expected to have a Material Adverse Effect; and (iii) no Environmental Action has been threatened, asserted or is pending against the Company, or to the Seller's knowledge, any predecessor in interest, which could reasonably be expected to have a Material Adverse Effect.

     For the purpose of this Agreement, the following terms shall be defined as follows:

     "Environmental Actions" means any complaint, summons, citation, notice, directive, order, litigation, judicial or administrative proceeding or judgment from any governmental authority involving violations of Environmental Laws or Releases of Hazardous Materials (i) from the Business; or (ii) onto any facilities which received Hazardous Materials generated by the Business.

     "Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C.ss. 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C.ss.1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C.ss. 6901, et seq.), the Federal Clean Water Act (33 U.S.C.ss. 1251 et seq.), the Clean Air Act (42 U.S.C.ss. 7401 et seq.), the Toxic Substances Control Act (15 U.S.C.ss. 2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C.ss. 651 et seq.), as such laws may be amended or otherwise modified from time to time, and any other present or future federal, state, local or foreign statute, ordinance, rule, regulation, order, judgment, decree, permit, license or other binding determination of any governmental authority imposing liability or establishing standards of conduct for protection of the environment.

     "Hazardous Materials" means (i) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste or special waste under Environmental Laws; (ii) petroleum and its refined products; (iii) polychlorinated biphenyls; (iv) any substance exhibiting a hazardous waste characteristic, including but not limited to, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (v) any raw materials, building components (including, but not limited to, asbestos-containing materials) and manufactured products containing hazardous substances listed or classified as such under Environmental Laws.

     "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including ambient air, soil, surface or ground water.

     Section 4.18 Tax Matters.

            (a) The Debtors have timely paid (or made adequate reserves for the payment of) all Taxes, which have become due and payable in respect of any taxable period ending prior to the Closing Date, the non-payment of which would result in any lien (other than a statutory lien for Taxes not yet due and payable) on the Shares or any asset of the Company.

            (b) The Debtors have established in their books and records, in accordance with Generally Accepted Accounting Principles ("GAAP"), applied on a basis consistent with that of preceding periods, adequate reserves for the payment of all Tax liabilities, assessments, interest and penalties which arise from, or with respect to, the Debtors and are incurred in, or attributable to, any taxable period ending prior to the Closing Date but have not yet become due, the non-payment of which would result in a lien (other than a statutory lien for Taxes not yet due and payable) on the Shares or any asset of the Company.

            (c) Schedule 4.18 contains an accurate list of (i) all jurisdictions to which any material amount of Tax is payable by or with respect to the Company and (ii) all Tax Returns that are required to be filed in any such jurisdiction on which material amounts of Taxes are required to be shown by or with respect to the Company.

            (d) Except as set forth in Schedule 4.18, (i) each Debtor has filed on a timely basis with the appropriate Tax authorities all Tax Returns on which material amounts of taxes are required to be shown by the applicable laws of any jurisdiction, (ii) where any such Tax Return was required to be filed by another taxpayer by reason of a Tax consolidation regime that included the Debtor, such Tax Return has been filed and (iii) all such returns insofar as they relate to the Debtors are true, correct and complete in all material respects.

            (e) Schedule 4.18 contains: (i) a complete description of all the material Tax-related litigation, proceedings or claims pending against any Debtor; (ii) the Tax amounts claimed in connection with all such Tax-related litigation, proceedings or claims.

            (f) Schedule 4.18 contains a complete and accurate description of any and all extensions of the statute of limitations in respect of any Tax applicable to the Company.

            (g) Except as set forth in Schedule 4.18, no Debtor has at any time prior to the Closing been part of a consolidated or affiliated group of companies in any Taxing jurisdiction that included any corporation other than other Debtors (or predecessors of other Debtors), and the Debtors (i) have no liabilities to any affiliate or prior affiliate as a result of a degrouping of an affiliated group of companies and (ii) will have no liabilities as a result of having been a member of any such group in respect of any taxable period ending prior to the Closing Date. No party has any claim against the Company in connection with the allocation of or an agreement to allocate corporate income tax or recovering corporate income Tax by the taxpayer from other entities included in the same consolidated, combined or unitary group in which the Company has been included.

            (h) Except as set forth on Schedule 4.18, no exemptions from Tax have been granted or claimed by the Company in respect of share exchanges, business mergers or internal reorganizations during the current year and all preceding years.

            (i) Since January 1, 1998, no shares of capital stock or other equity interests of the Company have been issued to (or nominally sold to) any Person as compensation for services (or in a transaction which can be recharacterized as compensation for services).

            (j) The Company does not have any obligation given in exchange for a tax holiday or tax concession in any jurisdiction which obligation has not been satisfied that will continue to bind the Company after the Closing Date.

     For the purposes of this Agreement, the following terms shall be defined as follows:

     "Tax" means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, AD VALOREM, franchise, capital, paid-up capital, profits, green-mail, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit, tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax.

     "Tax Returns" means any net report, return, declaration, claim for refund or statement of other information with respect to Taxes, including any schedules, attachment or amendment thereto.

                                   ARTICLE V

              REPRESENTATIONS AND WARRANTIES OF PROPOSED PURCHASER

     The Proposed Purchaser represents and warrants to the Seller as follows:

     Section 5.01 Organization. The Proposed Purchaser is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power and authority to execute and deliver this agreement and perform its obligations hereunder.

     Section 5.02 Authority Relative to this Agreement. Subject to the entry and effectiveness of the Section 363 Order, (i) this Agreement has been duly and validly authorized, executed and delivered by the Proposed Purchaser and (ii) (assuming this Agreement constitutes a valid and binding obligation of the Seller) constitutes a valid and binding agreement of the Proposed Purchaser, enforceable against the Proposed Purchaser in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles.

     Section 5.03 Consents and Approvals. No consent, approval, or authorization of, or declaration, filing or registration with, any United States federal or state governmental or regulatory authority is required to be made or obtained by the Proposed Purchaser in connection with the execution, delivery, and performance by the Proposed Purchaser, except (a) for consents, approvals, or authorizations of, or declarations or filings with, the Court.

     Section 5.04 No Violations. Neither the execution, delivery, or performance of this Agreement by the Proposed Purchaser, nor the consummation by the Proposed Purchaser of the transactions contemplated hereby, nor compliance by the Proposed Purchaser with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the articles or certificate of incorporation, as the case may be, or bylaws of the Proposed Purchaser, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time) a default under any of the terms, conditions, or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan, or other instrument or obligation to which the

Proposed Purchaser is a party or by which the Proposed Purchaser or the Proposed Purchaser's properties or assets may be bound or affected, or (c) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to the Proposed Purchaser or the Proposed Purchaser's properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults, that would not, in the aggregate, have a material adverse effect on the Proposed Purchaser.

     Section 5.05 Brokers. No person is entitled to any brokerage, financial advisory, finder's or similar fee or commission payable by the Proposed Purchaser in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Proposed Purchaser.

     Section 5.06 Financing. The Proposed Purchaser has and, on the Closing Date, the Proposed Purchaser will have funds sufficient to deliver the Purchase Price to the Seller in accordance with the terms of this Agreement.

     Section 5.07 Access; No Knowledge of Violations.

            (a) The Proposed Purchaser confirms that, to its knowledge, it has received all the information it considers necessary or appropriate for deciding whether to purchase the Shares, including but not limited to the information contained in this Agreement and the information obtained through the Proposed Purchaser's due diligence.

            (b) The Proposed Purchaser represents that it has had an opportunity to ask questions and receive answers from the Seller and its advisors regarding the financial condition of the Company, acknowledges that it has been provided reasonable and sufficient access to the books and records of the Company, facilities and management personnel of the Company and that it has reviewed, to the extent it deemed necessary or appropriate, the Contracts and all other books, records, files and other documents of the Company.

            (c) As of the date of this Agreement, the Proposed Purchaser has no knowledge or reason to believe of any breach of a representation or warranty of the Seller of this Agreement or of any material errors or omissions as of the date hereof.

                                   ARTICLE VI

                                   COVENANTS

     Section 6.01 Action by the Seller Pending the Closing. Except as reasonable and necessary to the continued prosecution of its chapter 11 reorganization case, or as otherwise required by the Bankruptcy Code, between the date of execution of this Agreement and the Closing, neither the Seller nor the Company shall take any action inconsistent with the transactions contemplated hereby and the Company and the Seller agreed that:

            (a) the Company shall conduct the Business in the ordinary course and in the same manner as heretofore conducted;

            (b) the Company shall maintain the Business substantially as heretofore in effect and will maintain, or cause to be maintained, insurance on the Business substantially as heretofore in effect;

            (c) the Company shall not (i) increase either the base pay, commission rate, bonus or other compensation to any of the Company's employees or agents and no such increase will be announced, instituted or paid (except for normal merit increases and earned non-discretionary bonuses) and (ii) hire or retain any employee (other than in the ordinary course of business, employees whose annual compensation is expected to be less than $100,000 per annum) or any consultant;

            (d) the Company shall not enter into any material contract or commitment that has a term in excess of 90 days and that cannot be terminated without material penalty on up to 90 days' notice;

            (e) the Company shall not terminate or amend the Contracts;

            (f) they will use commercially reasonable efforts to preserve intact the Business, reputation and existing relationships and goodwill of the Business with its vendors, customers, sponsors and other third parties involved in the Business;

            (g) the Company will not sell, transfer, license, or otherwise dispose of, or create or permit to become effective any lien or encumbrance on, any of the assets of the Company, nor permit, agree or commit to do any of the foregoing; provided that the Proposed Purchaser acknowledges that a certain coordinate measuring machine (Ellison serial number 1050805) with seven storage cabinets is not owned by the Company and will be removed from the Company's premises prior to the Closing;

            (h) upon receipt of actual knowledge thereof, they will promptly advise the Proposed Purchaser of the commencement or threat against the Company or the Business of any material litigation relating to or affecting the Business or the transactions contemplated by this Agreement;

            (i) neither of them nor any of their agents will take any action which will result in any of the representations in Section 4 becoming untrue;

            (j) they will not change the Company's tax or accounting practice or policy except as may be required;

            (k) they will cause all intercompany debts and obligations between the Seller and the Company to be settled and discharged prior to the Closing; and

            (l) the Company will not assume or reject any contract without the Purchaser's consent.

     Section 6.02 Section 363 Order. (a) Prior to Closing, the sale of the Shares to the Proposed Purchaser pursuant to this Agreement and the other transactions contemplated by this Agreement shall have been approved by entry of the Section 363 Order by the Court. The Proposed Purchaser and the Seller agree to use reasonable efforts to cause the Court to enter the Section 363 Order.

            (b) For purposes of this Agreement, a "Final Order" means an order or a judgment entered by the Court (i) that has not been reversed, stayed, modified, amended or vacated, (ii) as to which the time for filing a notice of appeal, a petition for review or a motion for reargument or rehearing has expired.

            (c) The Seller covenants and agrees that if the Section 363 Order is entered, the terms of any plan submitted by the Seller to the Court for confirmation shall not conflict with, supercede, abrogate, nullify, modify or restrict the terms of this Agreement and the rights of the Proposed Purchaser hereunder, or in any way prevent or interfere with the consummation or performance of the transactions contemplated by this Agreement including any transaction that is contemplated by or approved pursuant to the Section 363 Order.

            (d) If the Section 363 Order or any other orders of the Court relating to this Agreement shall be appealed by any person (as defined in Section 101(41) of the Bankruptcy Code) or petition for certiorari or motion for rehearing or reargument shall be filed with respect thereto, the Seller agrees to take all steps as may be reasonable and appropriate to defend against such appeal, petition or motion and the Proposed Purchaser agrees to cooperate in such efforts and each party hereto agrees to use its reasonable efforts to obtain an expedited resolution of such appeal; provided, however, that nothing herein shall preclude the parties hereto from consummating the transactions contemplated herein if the Section 363 Order shall have been entered and has not been stayed.

     Section 6.03 Access and Information. The Seller and the Company shall afford to the Proposed Purchaser and to the Proposed Purchaser's financial advisors, legal counsel, accountants, consultants, financing sources, and other authorized representatives reasonable access during normal business hours throughout the period prior to the Closing Date to all books, records, properties, and personnel of the Seller or the Company that pertain to the Company and, during such period, shall furnish as promptly as practicable to the Proposed Purchaser any and all such information as the Proposed Purchaser reasonably may request pertaining to the Company.

     Section 6.04 Additional Matters. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all commercially reasonable efforts to obtain all necessary waivers, consents, and approvals required under this Agreement.

     Section 6.05 Further Assurances. In addition to the provisions of this Agreement, from time to time after the Closing Date, the Seller and the Proposed Purchaser will use all commercially reasonable best efforts to execute and deliver such other instruments of conveyance, transfer or assumption, as the case may be, and take such other actions as may be reasonably requested to implement more effectively, the conveyance and transfer of the Shares to the Proposed Purchaser.

     Section 6.06 Employees. (a) Immediately after the Closing, Proposed Purchaser shall cause the Company to continue to employ the employees of the Company ("the Employees") on terms that provide cash compensation equal to or exceeding the cash compensation received by each such Employee immediately prior to the Closing Date. Nothing contained herein shall be construed to limit or affect any right of Proposed Purchaser to terminate any Employee at any time or for any reason.

            (b) Benefit Plans. Effective as of the Closing Date, the Employees shall cease participation in each of the Company Plans maintained by the Seller, including, without limitation, any defined contribution plans, as defined in
Section 414(i) of the Code. The Proposed Purchaser shall cause the Company, in respect of the Employees and their spouses, dependents and beneficiaries, to maintain employee benefits plans and programs without any preexisting condition or waiting period requirements other than those applicable to a particular individual under a plan of the Company as in existence immediately prior to the Closing Date. The Proposed Purchaser agrees that each Employee will receive credit under all such benefit plans of the Proposed Purchaser for all of such Employee's years of service with the Seller for all purposes for which service is a factor under such plans and to the extent permissible under applicable law, count any deductibles satisfied by an Employee prior to the Closing Date.

            (c) Employment Termination Liabilities. The Proposed Purchaser shall pay and be liable for any obligation or liability that may arise from the termination of the employment of the Employees by the Proposed Purchaser after the Closing Date, including, without limitation, any liabilities in connection with the "employment loss" of any Employee under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. ss.ss. 2101-2109, and the related regulations.

                                  ARTICLE VII

                              CONDITIONS PRECEDENT

     Section 7.01 Mutual Conditions Precedent. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction of the following condition: the Section 363 Order, in form and substance consistent with this Agreement, shall have been entered by the Court and shall have become a Final Order.

     Section 7.02 Conditions Precedent to Obligation of the Seller. The obligation of the Seller to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following additional conditions:

            (a) the Proposed Purchaser shall have performed in all material respects its obligations under this Agreement required to be performed by the Proposed Purchaser at or prior to the Closing Date including, without limitation, payment of the Purchase Price; and

            (b) the representations and warranties of the Proposed Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made at and as of such date, except as otherwise contemplated by this Agreement.

     Section 7.03 Conditions Precedent to Obligation of the Proposed Purchaser. The obligation of the Proposed Purchaser to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following additional conditions:

            (a) the Seller shall have performed in all material respects its obligations under this Agreement required to be performed by the Seller at or prior to the Closing Date;

            (b) the representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made at and as of such date, except as otherwise contemplated by this Agreement;

            (c) No action, proceeding, investigation, regulation, or legislation shall be pending or threatened, the outcome of which Proposed Purchaser shall reasonably believe will succeed on the merits, which seeks to enjoin, restrain, or prohibit Proposed Purchaser, or to obtain substantial damages from Proposed Purchaser, in respect of the consummation of the transactions contemplated hereby, or which seeks to enjoin the operation of all or a material portion of the Business which, in the reasonable judgment of Proposed Purchaser, would make it inadvisable to consummate the transactions contemplated by this Agreement;

            (d) Seller and the Company shall have obtained all waivers, consents, and approvals set forth on Schedule 4.05 attached hereto;

            (e) The Section 363 Order shall have been entered by the Court and shall have become a Final Order.

            (f) The Bankruptcy Case with respect to the Company shall have been dismissed as to the Company without prejudice, and the Court shall not have entered an order limiting in any way the Company from subsequently filing a voluntary petition for relief under the Bankruptcy Code;

            (g) Proposed Purchaser shall not have received any additional information after the date hereof from which, in its reasonable discretion and judgment, Proposed Purchaser will conclude that it shall be liable for any material Taxes of Seller or any of its subsidiaries for any taxable period ending prior to or coincident with the Closing Date or, if Proposed Purchaser is not so satisfied, Seller shall have provided security for the payment of any such Taxes in a manner reasonably satisfactory to Proposed Purchaser; and

            (h) Subject to Court approval, the Company shall have entered into a lease for the Company's premises located at 855 Commercial Avenue, San Gabriel, County of Los Angeles, California terminable upon three (3) months notice.

                                  ARTICLE VIII

                                  OTHER OFFERS

     Section 8.01 Submission for Court Approval. As promptly as practicable, but in no event later than five Business Days, after the date hereof, the Seller shall file with the Court, and seek a hearing on, a motion seeking the approval of the Bidding Procedures set forth on Exhibit A (as defined below) and authorizing the observance and performance of such terms by the Seller and the Proposed Purchaser.

    Section 8.02 Competitive Bidding. The Seller acknowledges that this Agreement is the culmination of an extensive process undertaken by the Seller, with the assistance of Lincoln Partners L.L.C., to identify and negotiate a transaction with a bidder who was prepared to pay the highest and best purchase price for the Shares. Set forth on Exhibit A hereto are the bidding procedures (the "Bidding Procedures") to be employed with respect to this Agreement concerning the sale of the Shares to the Proposed Purchaser (the "Sale"); provided, that the Proposed Purchaser reserves the right to further comment on the form of the order of the Court approving the Bidding Procedures (the "Bidding Procedures Order"). The Sale is subject to competitive bidding only as set forth herein and approval by the Court at a hearing under Section 363 of the Bankruptcy Code (the "Sale Hearing").

     Section 8.03 Break-Up Fee and Expense Reimbursement. In the event that the Seller accepts a Bid for the Shares other than that of the Proposed Purchaser, as the highest or best offer (an "Auction Transaction"), the Seller shall pay to the Proposed Purchaser, upon the closing of such Auction Transaction and from the proceeds thereof, an amount equal to $70,500 (the "Break-Up Fee and Expense Reimbursement") which reimburses the Proposed Purchaser for the time and expense dedicated to this transaction and the value added by the Proposed Purchaser in
(A) establishing a bid standard or minimum for other bidders, (B) placing the Seller's estate property in a sales configuration mode attracting other bidders to the Auction and (C) for serving, by its name and its expressed interest, as a catalyst for other potential or actual bidders. The Break-Up Fee and the Expense Reimbursement shall be paid as administrative priorities of the Seller under
Section 503(b)(1) of the Bankruptcy Code. In no event shall the Break-Up Fee and Expense Reimbursement be payable to the Proposed Purchaser if the Proposed Purchaser terminates this Agreement (other than in the event of an Auction Transaction or pursuant to Section 9.01(b)).

                                   ARTICLE IX

                                   TERMINATION

     Section 9.01 Termination. This Agreement may be terminated:

            (a) by mutual written agreement of the Seller and the Proposed Purchaser prior to the Closing Date;

            (b) by either the Seller or the Proposed Purchaser if the Court approves a higher or better offer for the Shares;

            (c) by the Seller if any of the conditions set forth in Section 7.02 shall have become incapable of fulfillment or cure and shall not have been waived by the Seller, provided the Seller is not then in breach of this Agreement;

            (d) by the Proposed Purchaser if any of the conditions set forth in
Section 7.03 shall have become incapable of fulfillment or cure and shall not have been waived by the Proposed Purchaser, provided the Proposed Purchaser is not then in breach of this Agreement; or

            (e) by either the Seller or the Proposed Purchaser, if the Closing has not occurred on the date which is 90 days after the date of execution of this Agreement; provided that the terminating party is not in material breach of this Agreement.

     Section 9.02 Effect of Termination and Abandonment. If this Agreement is terminated pursuant to Section 9.01(b), the Proposed Purchaser's sole remedy shall be a return of the Good Faith Deposit and the Break-Up Fee and Expense Reimbursement. If this Agreement is terminated pursuant to Section 9.01(a), 9.01(d) or 9.01(e), the Proposed Purchaser's sole remedy shall be a return of the Good Faith Deposit. Subject to this Section 9.02, if this Agreement is terminated for any reason, all rights and obligations of the Seller shall terminate without any liability to the Proposed Purchaser.

                                   ARTICLE X

                               GENERAL PROVISIONS

     Section 10.01 No Survival of Representations and Warranties. No representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive beyond the Closing Date.

     Section 10.02 Taxes. Subject to Court approval, the Proposed Purchaser and the Seller intend that ss. 1146(c) of the Bankruptcy Code shall apply to this transaction. To the extent that ss. 1146(c) is inapplicable, all sales, use, transfer and documentary taxes or fees, if any, payable in connection with the sale, conveyance, assignments, transfers and deliveries to be made to the Proposed Purchaser hereunder shall be borne by the Proposed Purchaser and paid when due.

     Section 10.03 Costs and Expenses. Subject to Section 8.03, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated thereby, including transfer taxes, surveys, title insurance, environmental studies and any and all other costs and expenses, except for legal and accounting fees, shall be paid by the Proposed Purchaser. Subject to Section 8.03, all legal and accounting costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses. The foregoing shall not affect the legal right, if any, that any party hereto may have to recover expenses from any other party that breaches its obligations hereunder.

     Section 10.04 Post-Closing Obligations.

            (a) The Proposed Purchaser agrees to make those books and records of the Company available for inspection by the Seller, or by its representatives, at all reasonable times during normal business hours, for a five (5) year period after the Closing, with respect to the period prior to and relating to the Closing. As used herein, the right of inspection includes the Proposed Purchaser's agreement to provide extracts or copies.

            (b) For a period of one (1) year after the Closing, the Proposed Purchaser shall make its personnel reasonably available to the Seller, at no cost to the Seller, to assist the Seller in completing the administration of the Seller's estate in the Bankruptcy Case.

            (c) The parties shall execute such further documents, and perform such further acts, as may be necessary to transfer the Shares to the Proposed Purchaser on the terms herein contained and to otherwise comply with the terms of this Agreement and consummate the transaction contemplated hereby.

            (d) The Proposed Purchaser agrees that, within 60 days of the Closing, or such greater period of time that the Court may decide is reasonable, it will use its best efforts to enter into agreements with each creditor identified on Schedule 4.19 attached hereto to settle, compromise and pay, on terms and conditions mutually agreed upon by the Proposed Purchaser and each such creditor, all claims against Fansteel Schulz Products, Inc. set forth on
Schedule 4.19, which claims were scheduled or filed as timely proofs of claims in accordance with the bar date entered by this Court on July 3, 2002, which claims Debtors believe should be allowed, and which claims are not disputed. The Proposed Purchaser reserves the right to dispute in good faither any or all of these claims.

     Section 10.05 Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed given upon (a) confirmation of receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, or (c) the expiration of five (5) Business Days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

            (a) If to the Proposed Purchaser, to:

                Hancock Park Associates
                10323 Santa Monica Boulevard
                Suite 101
                Los Angeles, CA  90025-5056
                Attn: Michael J. Fourticq, Sr.

                and

                Paul, Hastings, Janofsky & Walker LLP
                Twenty-Fifth Floor
                515 S. Flower Street
                Los Angeles, CA  90071-2228
                Attn: Robert A. Miller, Jr., Esq.

            (b) If to the Seller, to:

                Fansteel Inc.
                One Tantalum Place
                North Chicago, IL  60064
                Attn:  Chief Executive Officer

                with copies to:

                Schulte Roth & Zabel LLP
                919 Third Avenue
                New York, NY 10022
                Attn:  Andre Weiss

     Section 10.06 Publicity. No party to this Agreement shall issue any press release or other publicity concerning the proposed transaction without the prior approval of the other party, except as otherwise required by law. Each party shall provide to the other party a reasonable opportunity to review any press release prior to its issuance.

     Section 10.07 Descriptive Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 10.08 Entire Agreement; Assignment. This Agreement (including the Schedules and the other documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof, including, without limitation, any transaction between or among the parties hereto, provided, however, that the terms of any confidentiality agreement executed in connection with the Proposed Purchaser's investigation and due diligence of the Company shall survive execution of this Agreement, and (b) shall not be assigned by operation of law or otherwise.

     Section 10.09 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the rules of conflict of laws of the State of New York or any other jurisdiction. Each of the parties hereto irrevocably and unconditionally consents to submit to the jurisdiction of New York and to the United States District Court for the District of Delaware, for any litigation arising out of or relating to this Agreement and the transactions contemplated thereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation therein, and agrees not to plead or claim that such litigation has been brought in an inconvenient form.

     Section 10.10 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties hereto.

     Section 10.11 Waiver. At any time prior to the Closing Date, the parties hereby may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     Section 10.12 Counterparts; Effectiveness. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed by the other party hereto.

     Section 10.13 Severability; Validity; Parties in Interest. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application or such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable. Nothing in this Agreement, express or implied, is intended to confer upon any person not a party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     IN WITNESS WHEREOF, the Seller, the Proposed Purchaser and the Company have caused this Agreement to be executed on their behalf by their duly authorized officers, as of the date first above written.

PROPOSED PURCHASER:                        SELLER:

--------------------------                 FANSTEEL INC.

By:                                        By:
   -----------------------                    -----------------------

Its:                                       Its:
    ----------------------                    -----------------------

                                           COMPANY:

                                           FANSTEEL SCHULZ PRODUCTS, INC.

                                           By:
                                              ----------------------

                                           Its:
                                              ----------------------

                                     ANNEX I

                             INDEX OF DEFINED TERMS

                                                                            Page


Agreement......................................................................1
Auction........................................................................4
Auction Transaction...........................................................17
Bankruptcy Case................................................................1
Bankruptcy Code................................................................1
Bidding Procedures............................................................17
Bidding Procedures Order......................................................17
Break-Up Fee and Expense Reimbursement........................................17
Business.......................................................................1
Business Day...................................................................3
Closing........................................................................3
Closing Date...................................................................3
Closing Statement..............................................................2
Closing Working Capital........................................................3
Code...........................................................................6
Company........................................................................1
Company Plans..................................................................6
Contracts......................................................................6
Court..........................................................................1
Debtors........................................................................1
Employees.....................................................................15
Environmental Actions..........................................................9
Environmental Laws.............................................................9
ERISA.......................................................................6, 7
ERISA Affiliate................................................................6
Escrow Agreement...............................................................3
Expense Reimbursement.........................................................17
Final Order...................................................................14
Financial Statements...........................................................8
Good Faith Deposit.............................................................1
Hazardous Materials............................................................9
Independent Accounting Firm....................................................2
Leases.........................................................................6
Material Adverse Effect........................................................5
Objection Notice...............................................................2
Owned Real Property............................................................6
Pension Plan...................................................................6
Permits........................................................................8
Personal Property..............................................................6
Proposed Purchaser.............................................................1
Purchase Price.................................................................2
Release........................................................................9
Sale..........................................................................17
Sale Hearing..................................................................17
Section 363 Order..............................................................1

Seller.........................................................................1
Shares.........................................................................1
Tax...........................................................................11
Tax Returns...................................................................11
Welfare Plan...................................................................6

                                                                       EXHIBIT A

                                 FANSTEEL, INC.

                               BIDDING PROCEDURES

     Set forth below are the bidding procedures (the "Bidding Procedures") to be employed with respect to the stock purchase agreement (the "Agreement") by and among [ ], a [ ] [corporation] (the "Proposed Purchaser"), Fansteel Inc., a Delaware corporation (the "Seller") concerning the prospective sale (the "Sale") of the Shares (defined below). The Seller will seek entry of an order from the Court authorizing and approving the Sale to a Qualified Bidder (as hereinafter defined) which the Seller may determine to have made the highest or otherwise best offer (the "Successful Bidder"). The following overbid provisions and related bid protections are designed to reimburse the Proposed Purchaser for its efforts and agreements to date and to facilitate a full and fair process designed to maximize the value of the Shares for the benefit of the Seller's creditors and stakeholders. These Bidding Procedures shall not be subject to material changes without approval of the Court. All capitalized terms used in this Exhibit that are not separately defined herein shall have the respective meanings ascribed thereto in the Agreement.

                                ASSETS TO BE SOLD

     The Seller is offering for sale all of the issued and outstanding shares (the "Shares") of capital stock of Fansteel Schulz Products, Inc., a Delaware corporation and wholly-owned subsidiary (the "Company").

                               THE BIDDING PROCESS

     The Seller shall (i) determine whether any person is a Qualified Bidder (as defined below), (ii) coordinate the efforts of Qualified Bidders in conducting their due diligence investigations, (iii) receive offers from Qualified Bidders, and (iv) negotiate any offers made to purchase the Shares (collectively, the "Bidding Process"). Any person who wishes to participate in the Bidding Process must be a Qualified Bidder. Neither the Seller nor its representatives shall be obligated to furnish any information of any kind whatsoever to any person who is not determined to be a Qualified Bidder. Qualified Bidders shall be given all relevant information pertaining to the Sale. The Seller shall have the right to adopt such other rules for the Bidding Process, which rules will better promote the goals of the Bidding Process and which are not inconsistent with any of the other provisions hereof or of any Court order.

                           PARTICIPATION REQUIREMENTS

     Unless otherwise ordered by the Court for cause shown or as otherwise determined by the Seller, in order to participate in the Bidding Process each person (a "Potential Bidder") must deliver (unless previously delivered) to the
Seller:

                (i) An executed confidentiality agreement in form and substance satisfactory to the Seller; and

               (ii) Current audited financial statements of the Potential
                    Bidder, or, if the Potential Bidder is an entity formed for the purpose of acquiring the Shares, current audited financial statements of the equity holder(s) of the Potential Bidder, or such other form of financial disclosure acceptable to the Seller and its advisors demonstrating such Potential Bidder's ability to close a proposed transaction.

     A "Qualified Bidder" is any Potential Bidder or multiple Potential Bidders participating in the Bidding process together that delivers the documents described in subparagraphs (i) and (ii), whose financial information demonstrates the financial capability of the Potential Bidders, either jointly or separately, to consummate the Sale, and that the Seller determines is reasonably likely (based on availability of financing, experience and other considerations) to submit a bona fide offer and to be able to consummate the Sale if selected as the Successful Bidder.

     Within two business days after a Potential Bidder delivers all of the materials required by subparagraphs (i) and (ii) above, the Seller shall determine, and shall notify the Potential Bidder, if such Potential Bidder is a Qualified Bidder.

                                  DUE DILIGENCE

     The Seller may afford any Qualified Bidder the opportunity to conduct a due diligence review. The Seller will designate an employee or other representative to coordinate all reasonable requests for additional information and due diligence access from Qualified Bidders. The Seller shall not be obligated to furnish any due diligence information after the Bid Deadline (as hereinafter defined). Neither the Seller nor any of its representatives are obligated to furnish any information to any person. Bidders are advised to exercise their own discretion before relying on any information provided by anyone other than the Seller or its representatives.

                                  BID DEADLINE

     A Qualified Bidder who desires to make a bid shall deliver a written copy of its bid to (1) the Seller, c/o Schulte, Roth & Zabel LLP, 919 Third Avenue, New York, NY 10022, Attn: Jeffrey Sabin, Esq., not later than 11:00 a.m. (eastern time) on the date which is three Business Days prior to the date scheduled by the Court for the Sale Hearing (the "Bid Deadline"). The Seller will immediately distribute by facsimile transmission, personal delivery or reliable overnight courier service in accordance with the Agreement, a copy of each Bid upon receipt to counsel for the Proposed Purchaser. The Seller may, in its discretion, extend the Bid Deadline once or successively, but is not obligated to do so. The Seller shall announce the terms of the highest and best Qualified Bids received by the Bid Deadline by 5:00 p.m. (Prevailing eastern
time) on [        ], 2002.

                                BID REQUIREMENTS

     For the purposes of determining the existence of a bid, a bid may be in the form of a joint bid from more than one Qualified Bidder, or may be in the form of separate bids from more than one Qualified Bidder, with each such separate bid being for a portion of the Shares, but all of such separate bids collectively aggregating a bid price having a value greater than or equal to the sum of (x) the value, as reasonably determined by the independent financial advisor of the Seller, of the Proposed Purchaser's offer plus (y) the amount of the Break-Up Fee and Expense Reimbursement (as defined below) plus (z) (A)in the case of the initial Qualified Bid, $40,000, and (B) in the case of any subsequent Qualified Bids, $40,000 plus the amount by which the preceding Qualified Bid exceeds the sum of (x) plus (y) above. All bids must include the following documents (the "Required Bid Documents"):

         o A letter stating that one or more Qualified Bidders offer to purchase all or a portion of the Shares and that such offer is irrevocable until 2 business days after the Shares have been disposed of pursuant to these Bidding Procedures.

         o A statement by each Qualified Bidder that it is prepared to enter into and consummate the Sale as soon as practicable but in no event more than thirty-one (31) days after entry by the Court of the 363 Order.

          o An executed copy of the Agreement, together with all Exhibits and Schedules thereto (the "Definitive Sale Documentation") marked and initialed to show those amendments and modifications to such agreement that the Qualified Bidder proposes, including, but not limited to, price and the time of closing.

          o A good faith deposit (the "Good Faith Deposit") in the form of a certified check or other form acceptable to the Seller in its sole discretion payable to the order of the Seller (or such other party as the Seller may determine) in an amount equal to $235,000. All Qualified Bidders shall enter into an escrow agreement as directed by the Seller.

          o Written evidence of a commitment for financing or other evidence of ability to consummate the proposed transaction satisfactory to the Seller.

          o A statement by each Qualified Bidder as to whether such bidder intends to assume any liabilities associated with any defined benefit plan sponsored by the Company.

     The Seller will consider a bid only if the bid is on terms that are not conditioned on obtaining financing or on the outcome of unperformed due diligence by the bidder. A bid received from a Qualified Bidder that includes all of the Required Bid Documents and meets all of the above requirements is a "Qualified Bid."

     If the Seller does not receive any Qualified Bids, the Seller will report the same to the Court and will proceed with a sale and assignment of the Shares to Proposed Purchaser pursuant to the terms of the Agreement. The Agreement executed by Proposed Purchaser shall constitute a Qualified Bid for all purposes.

                                 BID PROTECTION

     Recognizing the Proposed Purchaser's expenditure of time, energy and resources, the Seller has agreed to provide certain bidding protections to the Proposed Purchaser. Specifically, the Seller has determined that the Agreement will further the goals of the Bidding Procedures by setting a floor for which all other Potential Bids must exceed and, therefore, is entitled to be selected as a "Stalking Horse Bid." As a result, the Seller has agreed to pay, in certain limited circumstances, to the Proposed Purchaser a break-up fee equal to $70,500, including, without limitation, actual fees and expenses incurred by the Proposed Purchaser in pursuing the Sale (collectively, the "Break-Up Fee and Expense Reimbursement"). The payment of the Break-Up Fee and Expense Reimbursement shall be governed solely by the provisions of the Agreement.

                                     AUCTION

     If the Seller receives a Qualified Bid, the Seller will conduct an auction (the "Auction") at the offices of Schulte, Roth & Zabel LLP, 919 Third Avenue, New York, NY 10022, Attn: Jeffrey Sabin, Esq., on the date that is one Business Day prior to the date scheduled by the Court for the Sale Hearing, beginning at 11:00 a.m. (EST) or such later time or other place as the Seller shall notify all Qualified Bidders who have submitted Qualified Bids. Only the Proposed Purchaser, the Seller, any representative of any creditors' committee appointed in the bankruptcy case and any Qualified Bidders who have timely submitted Qualified Bids shall be entitled to attend the Auction, and only the Proposed Purchaser and Qualified Bidders will be entitled to make any subsequent Qualified Bids at the Auction. During the Auction, bidding shall begin initially with the highest Qualified Bid and continue in minimum increments of at least $40,000 higher than the previous Qualified Bid. Bidding at the Auction will continue until such time as the highest and best Qualified Bid is determined. The Seller may announce at the Auction additional procedural rules that are reasonable under the circumstances (e.g., the amount of time allotted to make subsequent overbids) for conducting the Auction so long as such rules are not inconsistent with these Bidding Procedures.

     Upon conclusion of the Auction, the Seller, in consultation with its financial and business advisors shall (i) review each Qualified Bid or bids on the basis of financial and contractual terms and the factors relevant to the sale process, including those factors affecting the speed and certainty of consummating the Sale, and (ii) identify the highest and otherwise best offer for the Shares (the "Successful Bid"), which highest and best offer will provide the largest amount of net value to the Seller after payment of, among other things, the Break-Up Fee and Expense Reimbursement, if necessary. The Seller may adopt rules for the bidding process at the Auction that will better promote the goals of the bidding process and that are not inconsistent with any of the provisions of the Bankruptcy Code, any Court order, or these Bidding Procedures.

                          ACCEPTANCE OF QUALIFIED BIDS

     The Seller shall sell the Shares for the highest or otherwise best Qualified Bid received at the Auction upon the approval of such Qualified Bid by the Court after the hearing (the "Sale Hearing"). The Seller's presentation of a particular Qualified Bid to the Court for approval does not constitute the Sellers' acceptance of the bid. The Seller will be deemed to have accepted a bid only when the bid has been approved by the Court at the Sale Hearing.

                                  SALE HEARING

     The Sale Hearing will be held before the Honorable Joseph J. Farnan on
[       ], 2002 at [ ] a.m. (prevailing eastern time) at the United States
Bankruptcy Court for the District of Delaware, located in Wilmington, Delaware, but may be adjourned or rescheduled without further notice by an announcement of the adjourned date at the Sale Hearing.

     Following the Sale Hearing approving the sale of the Shares to the Successful Bidder, if such Successful Bidder fails to consummate an approved sale because of a breach or failure to perform on the part of such Successful Bidder, the next highest or otherwise best Qualified Bid, as disclosed at the Sale Hearing, shall be deemed to be the Successful Bid and the Seller shall be authorized, but not required, to consummate the sale with the Qualified Bidder submitting such bid without further order of the Court.

                          RETURN OF GOOD FAITH DEPOSIT

     Good Faith Deposits of all Qualified Bidders (except for the Successful Bidder) shall be held in an interest-bearing escrow account until two (2) days following the Auction. If a Successful Bidder fails to consummate an approved sale because of a breach or failure to perform on the part of such Successful Bidder, the Seller will not have any obligation to return the Good Faith Deposit deposited by such Successful Bidder.

                                  MODIFICATIONS

     The Seller may (a) determine, which Qualified Bid, if any, is the highest or otherwise best offer; and (b) reject at any time before entry of an order of the Court approving a Qualified Bid, any bid that is (i) inadequate or insufficient, (ii) not in conformity with the requirements of the Bankruptcy Code, the Bidding Procedures, or the terms and conditions of sale, or (iii) contrary to the best interests of the Seller, its estates and creditors. At or before the Sale Hearing, the Seller may impose such other terms and conditions as it may determine to be in the best interests of the Seller's estate, its creditors and other parties in interest.